Exhibit 16.1

August 4, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements of Medgenics, Inc. included under Item 4.01 of its Form 8-K filed on August 4, 2016, and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global